EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

[GROWTH MULTIPLIER] SEGMENT OPTION RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider that are applicable to [Growth Multiplier] Segments which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider.

This Rider is effective immediately.

The following is added to the definition of Segment:

SECTION [2A.01(e)] SEGMENT

For [Growth Multiplier] Segments, “Segment” means an Investment Option we establish with a specific Index, [Multiplier] Rate, Segment Duration, Segment Buffer, Segment Maturity Date, and Participation Rate.

The following is added to the definition of Segment Rate of Return:

SECTION [2A.01(n)] SEGMENT RATE OF RETURN

For the [Growth Multiplier] Segment Option, your Segment Rate of Return is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return will be:
Is positive	Equal to the Index Performance Rate multiplied by the Participation Rate and the [Multiplier] Rate (described in Section 2A.01(s) below), minus any applicable Contract Fee as described in your Data Pages.

Is zero or negative	Equal to the Index Performance Rate multiplied by the Participation Rate, minus any applicable Contract Fee as described in your Data Pages.

The following is added to the definition of Segment Type:

SECTION [2A.01(q)] SEGMENT TYPE

For [Growth Multiplier] Segments, “Segment Type” means all [Growth Multiplier] Segments that have the same Index, [Multiplier] Rate, Segment Duration, Segment Buffer, and Participation Rate. [The [Growth Multiplier] Segment Type(s) currently available under your Contract is/are shown in your Data Pages.]

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The following definition is added to Part II of your [Structured Investment Option Rider]:

SECTION [2A.01(s)] [MULTIPLIER] RATE

“[Multiplier] Rate” means a positive number that is used as a multiplier of your Index Performance Rate when calculating your Segment Rate of Return on a Segment Maturity Date, subject to the table shown above in Section [2A.01(n)], “Segment Rate of Return”. We set the [Multiplier] Rate for each new Segment on the Segment Start Date. The [Multiplier] Rate is fixed for the duration of the Segment and is only applied to the Index Performance Rate on a Segment Maturity Date when the Index Performance Rate is positive. The minimum [Multiplier] Rate is [105%].

RIDER CHARGE

There is no charge for this Rider.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson, Chief Executive Officer]		José Ramón González Chief Legal Officer and Secretary]

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